Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated November 13, 2015 (March 11, 2016 as to the effect of the change in presentation of segment operating income described in Note 16 to the consolidated financial statements) relating to the consolidated financial statements and financial statement schedule of Tyco International plc and subsidiaries, and the effectiveness of Tyco International plc and subsidiaries’ internal control over financial reporting, appearing in Tyco International plc’s Current Report on Form 8-K dated March 11, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 4, 2016